Exhibit 99.1
GREAT AJAX CORP. ANNOUNCES RESULTS FOR THE QUARTER
ENDED JUNE 30, 2018

Second Quarter Highlights

•	Purchased $14.3 million of re-performing mortgage loans (“RPLs”) with an aggregate unpaid principal balance (“UPB”) of $15.5 million and underlying collateral value of $24.8 million.

•	Interest income of $26.7 million; net interest income of $13.9 million.

•	Net income attributable to common stockholders of $7.5 million.

•	Basic earnings per share (“EPS”) of $0.40.

•	Taxable income of $0.35 per share.

•	Book value per share of $15.60 at June 30, 2018.

•	Collected $56.5 million of cash on our portfolio and held $34.7 million of cash and cash equivalents at June 30, 2018.

New York, NY—August 7, 2018 —Great Ajax Corp. (NYSE: AJX), a Maryland corporation that is a real estate investment trust, today announces its results of operations for the quarter ended June 30, 2018. We focus primarily on acquiring, investing in and managing a portfolio of RPLs secured by single-family residences and commercial properties and, to a lesser extent, non-performing mortgage loans (“NPLs”). In addition to our continued focus on residential RPLs, we also originate and acquire small balance commercial loans ("SBC loans") secured by multi-family residential and commercial mixed use retail/residential properties.

Financial Results (Unaudited)
($ in thousands except per share amounts)

	June 30, 2018	March 31, 2018	December 31, 2017	September 30, 2017		June 30, 2017
Loan interest income(1,2)	$26,158	$25,445	$24,231	$24,396		$21,682
Total revenue(1,3)	$14,777	$14,743	$13,797	$14,226		$13,105
Consolidated net income(1)	$8,213	$8,322	$6,638	$7,716		$7,102
Net income per basic share	$0.40	$0.41	$0.34	$0.41		$0.38
Average equity(1)	$319,815	$318,839	$302,482	$292,640		$288,884
Average total assets(1)	$1,362,843	$1,377,537	$1,230,026	$1,157,223		$1,050,108
Average daily cash balance(4)	$41,617	$51,540	$47,717	$43,666		$47,705
Average carrying value of RPLs(1)	$1,182,904	$1,199,638	$1,046,126	$998,692	(5)	$898,749	(5)
Average carrying value of NPLs	$40,767	$40,593	$43,400	$44,919	(5)	$48,396	(5)
Average carrying value of originated SBC loans	$11,784	$11,629	$11,273	$8,427	(5)	$5,493	(5)
Average debt balance(1)	$1,044,364	$1,064,490	$943,329	$883,770		$775,717
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(1)	Reflects the impact of consolidating the assets, liabilities and non-controlling interest of Ajax Mortgage Loan Trust 2017-D, which is 50% owned by a third-party institutional investor.

(2)	Loan interest income excludes interest income from debt securities and bank account balances.

(3)	Total revenue includes net interest income, income from equity method investments and other income.

(4)	Average daily cash balance includes cash and cash equivalents, and excludes cash held in trust.

(5)	The 2017 quarterly average balances for mortgage loans were calculated using daily ending balances. Prior quarters of 2017 have been restated to conform to the current quarter presentation.

Our consolidated net income decreased $0.1 million for the quarter ended June 30, 2018 compared to the quarter ended March 31, 2018, primarily due to higher unrealized losses on our real estate owned (“REO”) portfolio and lower Home Affordable Modification Project ("HAMP") fees offset by higher net interest income on our mortgage loan pools and lower loan transaction expenses.

The average yield on our loan portfolio increased to 8.74% compared to 8.38% in the quarter ended March 31, 2018, resulting in a $1.1 million increase in interest income as a result increasing cash flow velocity on our mortgage loans. The prepayments also accelerated the amortization of deferred issuance costs on our secured borrowings, effectively increasing our interest expense by $0.3 million.

Our Other income was lower for the quarter ended June 30, 2018 compared to the quarter ended March 31, 2018 due to higher unrealized losses on our REO and lower HAMP fees received on HAMP eligible loans due to seasonal timing differences.

We recorded $0.7 million in impairments on our REO portfolio in Real estate operating expense for the quarter ended June 30, 2018 as compared to $0.4 million for the quarter ended March 31, 2018. The increase is primarily attributable to a single high value property that experienced significant damage during the foreclosure and eviction timeline.

During the quarter we acquired an additional 3.1% interest in Great Ajax FS LLC ("GAFS"), the parent of our servicer, and three warrants, each exercisable for a 1.55% interest in GAFS, in exchange for consideration of $0.7 million of cash and 29,063 shares of our common stock. This takes our ownership in GAFS to 8.0% with total warrants exercisable for an additional 12.0%. Income from our investment in GAFS is recorded using the equity method and is included in Income from equity method investments in our consolidated Statements of Income.

We collected $56.5 million on our mortgage loan and REO portfolios through loan payments, loan payoffs and sales of REO during the quarter, and ended the second quarter with $34.7 million in cash and cash equivalents. Of the $56.5 million in cash collections, $27.2 million was from loans paying in full where we recovered the full amount of principal, past due interest and charges.

We acquired $14.3 million of RPLs with an aggregate UPB of $15.5 million, and underlying collateral values of $24.8 million during the quarter to end the period with $1,231.2 million of mortgage loans with an aggregate UPB of $1,417.9 million. Mortgage loans purchased during the second quarter and held as of quarter-end were on our consolidated Balance Sheet for a weighted average of 34 days during the quarter.

During the quarter ended June 30, 2018, we co-invested with third-party institutional investors in two transactions. We acquired 9.36% of each class of Ajax Mortgage Loan Trust 2018-A ("2018-A"), which acquired 485 RPLs and 11 NPLs with UPB of $113.8 million and an aggregate property value of $176.1 million. We also acquired 20.0% of each class of Ajax Mortgage Loan Trust 2018-B ("2018-B"), which holds 312 NPLs and 74 RPLs with UPB of $94.8 million and a property value of $118.8 million. The remaining ownership interests in these transactions were acquired by the third-party institutional investors. We do not consolidate 2018-A or 2018-B because, under the terms of the transactions, we are not the primary beneficiary.

Portfolio Acquisitions
($ in thousands)

	June 30, 2018	March 31, 2018	December 31, 2017		September 30, 2017	June 30, 2017
RPLs
Count	64	87	1,211	(1)	109	1,218
UPB	$15,549	$19,699	$241,309		$32,718	$249,000
Purchase price	$14,313	$17,566	$219,236		$26,645	$210,204
Purchase price % of UPB	92.1%	89.2%	90.9%		81.4%	84.4%

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(1)
Includes the impact of 1,003 mortgage loans with a purchase price of $177.3 million and UPB of $194.3 million acquired in the fourth quarter of 2017 through a 50%-owned joint venture that we consolidate.

The following table provides an overview of our portfolio at June 30, 2018 ($ in thousands):

No. of loans	6,719	Weighted average LTV(4)	86.8%
Total UPB	$1,417,914	Weighted average remaining term (months)	319
Interest-bearing balance	$1,326,910	No. of first liens	6,698
Deferred balance(1)	$91,004	No. of second liens	21
Market value of collateral(2)	$1,913,302	No. of rental properties	14
Price/total UPB(3)	81.2%	Market value of rental properties	$6,009
Price/market value of collateral	61.8%	Capital invested in rental properties	$5,661
Re-performing loans	96.0%	Price/market value of rental properties	94.2%
Non-performing loans	3.0%	No. of other REO	130
Originated SBC loans	1.0%	Market value of other REO(5)	$25,503
Weighted average coupon	4.41%

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(1)	Amounts that have been deferred in connection with a loan modification on which interest does not accrue. These amounts generally become payable at maturity.

(2)	As of date of acquisition.

(3)	Our loan portfolio consists of fixed rate (51.0% of UPB), ARM (10.8% of UPB) and Hybrid ARM (38.2% of UPB) mortgage loans.

(4)	UPB as of June 30, 2018 divided by market value of collateral and weighted by the UPB of the loan.

(5)	Market value of other REO is the estimated expected gross proceeds from the sale of the REO less estimated costs to sell, including repayment of servicer advances.

Subsequent Events
Since the quarter end we acquired one residential RPL and nine SBC RPLs with aggregate UPB of $0.1 million and $7.2 million, respectively, in three transactions from three sellers. The residential RPL was acquired at 85.4% of UPB and the estimated market value of the underlying collateral is $0.2 million. The purchase price equaled 43.7% of the estimated market value of the underlying collateral. The SBC RPLs were acquired at 101.8% of UPB and the estimated market value of the underlying collateral is $14.5 million. The purchase price equaled 51.2% of the estimated market value of the underlying collateral. We also acquired a 10-unit multi-family apartment building with a purchase price of $1.6 million.

Additionally, we agreed to acquire, subject to due diligence, five residential RPLs, nine SBC RPLs and 21 NPLs with UPB of $1.1 million, $9.5 million and $3.0 million, respectively, in eight transactions from eight different sellers. The purchase price of the residential RPLs equals 80.9% of UPB and 53.1% of the estimated market value of the underlying collateral of $1.6 million. The purchase price of the SBC RPLs equals 102.0% of UPB and 42.0% of the estimated market value of the underlying collateral of $23.1 million. The purchase price of the NPLs equals 77.1% of UPB and 55.5% of the estimated market value of the underlying collateral of $4.1 million.

On July 31, 2018, our Board of Directors declared a dividend of $0.30 per share, to be paid on August 30, 2018 to common stockholders of record as of August 15, 2018.

Conference Call
Great Ajax Corp. will host a conference call at 5:00 p.m. EST, Tuesday, August 7, 2018 to review our financial results for the quarter. A live Webcast of the conference call will be accessible from the Investor Relations section of our website www.great-ajax.com. An archive of the Webcast will be available for 90 days.

About Great Ajax Corp.
Great Ajax Corp. is a Maryland corporation that is a real estate investment trust, that focuses primarily on acquiring, investing in and managing RPLs secured by single-family residences and, to a lesser extent, NPLs. We also originate in loans secured by multi-family residential and smaller commercial mixed use retail/residential properties, as well as in the properties directly. We are externally managed by Thetis Asset Management LLC. Our mortgage loans and other real estate assets are serviced by Gregory Funding LLC, an affiliated entity. We have elected to be taxed as a real estate investment trust under the Internal Revenue Code.

Forward-Looking Statements

This press release contains certain forward-looking statements. Words such as “believes,” “intends,” “expects,” “projects,” “anticipates,” and “future” or similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions, many of which are beyond the control of Great Ajax Corp., including, without limitation, the risk factors and other matters set forth in our Annual Report on Form 10-K for the period ended December 31, 2017 filed with the SEC on March 8, 2018. Great Ajax Corp. undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law.

CONTACT:	Lawrence Mendelsohn
Chief Executive Officer
or
Mary Doyle
Chief Financial Officer
Mary.Doyle@aspencapital.com
503-444-4224

GREAT AJAX CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands except per share amounts)

	Three months ended
	June 30, 2018	March 31, 2018	December 31, 2017	September 30, 2017
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
INCOME:
Interest income	$26,690	$25,591	$24,367	$24,529
Interest expense	(12,799)	(12,494)	(11,382)	(10,775)
Net interest income	13,891	13,097	12,985	13,754

Income from equity method investments	197	192	163	157
Other income	689	1,454	649	315
Total income	14,777	14,743	13,797	14,226

EXPENSE:
Related party expense - loan servicing fees	2,672	2,469	2,242	2,187
Related party expense - management fee	1,440	1,532	1,510	1,428
Loan transaction expense	35	355	214	290
Professional fees	506	609	856	497
Real estate operating expense	944	449	518	1,151
Other expense	965	991	871	910
Total expense	6,562	6,405	6,211	6,463
Loss on debt extinguishment	—	—	913	—
Income before provision for income tax	8,215	8,338	6,673	7,763
Provision for income tax	2	16	35	47
Consolidated net income	8,213	8,322	6,638	7,716
Less: consolidated net income attributable to non-controlling interests	692	657	454	246
Consolidated net income attributable to common stockholders	$7,521	$7,665	$6,184	$7,470
Basic earnings per common share	$0.40	$0.41	$0.34	$0.41
Diluted earnings per common share	$0.37	$0.38	$0.33	$0.38

Weighted average shares – basic	18,595,769	18,508,089	18,236,488	18,072,045
Weighted average shares – diluted	26,476,817	26,395,158	26,111,202	25,246,764

GREAT AJAX CORP. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands except per share amounts)

ASSETS	June 30, 2018	December 31, 2017
	(Unaudited)
Cash and cash equivalents	$34,710	$53,721
Cash held in trust	25	301
Mortgage loans, net(1,4)	1,231,195	1,253,541
Property held-for-sale, net(2)	22,807	24,947
Rental property, net	5,540	1,284
Investment in debt securities	32,214	6,285
Receivable from servicer	16,473	17,005
Investment in affiliates	9,536	7,020
Loans purchase deposit	—	26,740
Prepaid expenses and other assets	6,856	4,894
Total assets	$1,359,356	$1,395,738

LIABILITIES AND EQUITY
Liabilities:
Secured borrowings, net(1,3,4)	$633,136	$694,040
Borrowings under repurchase transactions	295,655	276,385
Convertible senior notes, net(3)	102,961	102,571
Management fee payable	770	750
Accrued expenses and other liabilities	4,158	4,554
Total liabilities	1,036,680	1,078,300

Equity:
Preferred stock $0.01 par value; 25,000,000 shares authorized, none issued or outstanding	—	—
Common stock $0.01 par value; 125,000,000 shares authorized, 18,770,071 shares at June 30, 2018 and 18,588,228 shares at December 31, 2017 issued and outstanding	188	186
Treasury stock	(151)	—
Additional paid-in capital	257,836	254,847
Retained earnings	39,620	35,556
Accumulated other comprehensive loss	(396)	(233)
Equity attributable to stockholders	297,097	290,356
Non-controlling interests(5)	25,579	27,082
Total equity	322,676	317,438
Total liabilities and equity	$1,359,356	$1,395,738
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(1)
Mortgage loans, net include $930.4 million and $996.2 million of loans at June 30, 2018 and December 31, 2017, respectively, transferred to securitization trusts that are variable interest entities (“VIEs”); these loans can only be used to settle obligations of the VIEs. Secured borrowings consist of notes issued by VIEs that can only be settled with the assets and cash flows of the VIEs. The creditors do not have recourse to the primary beneficiary (Great Ajax Corp.).

(2)	Property held-for-sale, net, includes valuation allowances of $1.9 million and $1.8 million at June 30, 2018, and December 31, 2017, respectively.

(3)	Secured borrowings and convertible senior notes are presented net of deferred issuance costs.

(4)
As of June 30, 2018 and December 31, 2017, balances for Mortgage loans, net includes $171.2 million and $177.1 million, respectively, and Secured borrowings, net of deferred costs includes $73.5 million and $88.4 million, respectively, from a 50% owned joint venture, which we consolidate under U.S. GAAP.

(5)	Non-controlling interests includes $12.5 million and $14.0 million, at June 30, 2018 and December 31, 2017, respectively, from the 50% owned joint venture, which we consolidate under U.S. GAAP.